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                                                                  Exhibit (2)(b)

                         UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

In re                                     )        Chapter 11
                                          )
ENVIROPUR WASTE REFINING                  )        Case No. 96 B 28478
AND TECHNOLOGY, INC.,                     )
                                          )        Judge Jack B. Schmetterer
                Debtor.                   )

                         ORDER APPROVING SALE OF ASSETS
                   PURSUANT TO SECTION 363 OF BANKRUPTCY CODE

     On December 18 and 20, 1996, a final hearing (the "Final Sale Hearing") was held to authorize an auction (the "Auction") and sale of the assets of Enviropur Waste Refining and Technology, Inc., ("Debtor") pursuant to Debtor's Application for Authority to Sell Property Outside of Ordinary Course of Business Pursuant to Section 363, to Assume and Assign Leases Pursuant to
section 365, to Approve Notice Thereof, and to Set Final hearing (the "Application"), and the Interim Order ("Interim Order") dated December 4, 1996 granting the Application. After the Final Sale Hearing, the Court entered a Final Order granting Application ("Final Sale Order"), in which the Court found that proper notice of the auction and the Final Sale Hearing had been given to all parties required or entitled to receive the same and authorized Debtor to conduct the Auction of the Debtor's Assets, as defined in the Application, and modified by the Final Order and any order entered approving the sale. Upon the record of the Final Sale Hearing and the Auction, including the testimony of Robert Wessels,


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the Chairman of the Board of Directors of Debtor, the Court makes the following findings of fact and conclusions of law:

     A. This Court has jurisdiction over this proceeding under 28 U.S.C.
Section 1334 and 157(a). The relief granted pursuant to the Application and Interim Order constitutes a core proceeding under 28 U.S.C. Section 157(b).

     B. BC Ventures Limited ("BC Ltd.") submitted a credit bid of $1,200,000 ("Purchase Price") for the Assets at the Auction. No competing bids were submitted. Accordingly, the Court determines from the Auction and from testimonial evidence submitted at the Final Sale Hearing that the Purchase Price is the best and highest offer Debtor has been able to obtain for the Assets after reasonable and adequate efforts, including the Auction.

     C. The Purchase Price was submitted and procured in an arm's length transaction with Debtor, and BC Ltd. is therefore purchasing the Assets in "good faith" within the meaning of 11 U.S.C. Section 363(m) and is entitled to the protection afforded by that section.

     D. Pursuant to section 363(k) of the Bankruptcy Code, BC Ltd. is entitled, and is hereby authorized and directed, to offset first its superpriority and then its secured claim against Debtor's estate against and to the extent of the Purchase Price.

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     E. The Court finds from the Auction and from the evidence presented at the
Final Sale Hearing that this approval of the sale of Debtor's Assets to BC Ltd. is in the best interest of the creditors and Debtor's estate and that there is a good business reason for the entry hereof.

     F. With respect to any property included in the Assets that is subject to a lien, claim or encumbrance, except those asserted liens and encumbrances set forth in subparagraph (1) of this paragraph F, the Court finds and concludes that such property may and shall be sold to BC Ltd. free and clear of any and all such liens, claims and encumbrances.

         (1) BC Ltd. shall take title to the Assets subject solely to (i) the asserted mechanic's lien of H. J. Mohr & Sons Company recorded on March 9, 1995 by the Cook County Recorder of Deeds as Document No. 95159916 and
     (ii) the asserted pre-petition liens that secure the Internal Revenue Service's claim for $155,885.59 plus statutory interest against Debtor's estate.

     THEREFORE, upon the foregoing findings of fact and conclusions of law and after due deliberation it is hereby ORDERED:

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     1. The Auction and the sale of Debtor's Assets to BC Ltd. upon the terms and conditions of this Order and of the Final Sale Order are hereby authorized and approved in their entirety. Debtor is hereby authorized, directed and empowered to take whatever steps as may be necessary or appropriate to convey the Assets to BC Ltd. and to execute, deliver, implement and fully perform all instruments and documents which may be required, reasonably necessary or desirable to effectuate this result. Debtor's authorization to take this action shall not require board of director approval or any other approvals.

     2. The sale of the Assets to the Buyer is and shall be free and clear of all liens, claims and encumbrances, except only (i) the asserted mechanic's lien of H. J. Mohr & Sons Company recorded on March 9, 1995 by the Cook County Recorder of Deeds as Document No. 95159916 and (ii) the asserted pre-petition liens that secure the Internal Revenue Service's claim for $155,885.59 plus statutory interest against Debtor's estate (collectively, the "Excluded Liens").

     3. This Order is and shall be effective as a determination that, upon the closing of the sale of the Assets from Debtor to BC Ltd., all liens, claims and encumbrances existing as to the Assets conveyed thereto, except the Excluded Liens, have been and are hereby adjudged and declared to be unconditionally

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released, discharged and terminated, and that the conveyances described herein have been effected free and clear of all such liens, claims and encumbrances.

     4. The transfers of the Assets to BC Ltd. pursuant to this Order shall be exempt from any transfer tax or stamp tax pursuant to section 1146(c) of the Bankruptcy Code.

     5. This Order and the Final Sale Order shall be binding upon any trustee appointed in this case or in any subsequent proceeding.

     6. Nothing contained in this Order shall be construed as releasing or relieving BC Ltd., or any other entity, of liability, if any, to the United States or the State of Illinois or the Metropolitan Waste Reclamation District of Chicago (MWRD) which they may have under any environmental law and/or governmental police and regulatory statute as the owner or operator of land, property or assets that are being acquired as a part of the sale. Nothing in this Order shall be construed as restricting, abridging, impairing or reducing the power, if any, which the United States or the State of Illinois may have to enforce applicable environmental or regulatory laws against BC Ltd. or other purchaser of the Assets that are being acquired as a part of the sale. Nothing in this Order shall be construed as approving the transfer of any permits,

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licenses, certifications or approvals in violation of any applicable laws regarding such transfers.

     7. Notwithstanding the provisions of the preceding paragraph, and to the extent required by the authorities charged with the issuance and or transfer of any permits, licenses and certifications previously issued to Debtor, BD Ltd. or other purchaser shall promptly submit to such authorities the appropriate applications governing the continued use or transfer thereof. Agreed by MWRD and Illinois EPA by their counsel, BC Ltd. shall be entitled to use and operate Debtor's tangible Assets under the existing permits, licenses and certifications granted to Debtor by those [bodies] through and including December 30, 1996.

     8. Pursuant to paragraph 3(b) of the Final Sale Order, Debtor shall immediately produce or make available for copying to BC Ltd., through its counsel, copies of and originals for inspection and all of Debtor's minute books and stock records books. Furthermore, pending further Order of Court, no party or their officers or agents shall remove from the McCook Facility any other corporate or business records or books of Debtor.

     9. To the extent that the terms of this Order conflict with the terms of the Interim Order or the Final Sale Order, the terms of this Order shall control.

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     10. The Court reserves jurisdiction to enforce this Order, the Final Sale
Order and any other agreements, proceedings and disputes related thereto.

     [11. Parties seeking to enforce paragraph 8 hereof may serve copies of this Order on any individuals that they believe should be bound thereby and file proof of such service.]

Dated: December 20, 1996                       ENTER:

                                               /s/ JACK B. SCHMETTERER
                                               ------------------------------
                                               UNITED STATES BANKRUPTCY JUDGE

Michael H. Elam
Leroy G. Inskeep
Janice L. Duban
RUDNICK & WOLFE
203 North LaSalle Street
Suite 1800
Chicago, IL  60601-1293
(312) 368-4000

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